                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                                      CONTACT:
                                                      JON S. BENNETT
                                                      VICE PRESIDENT AND
                                                      CHIEF FINANCIAL OFFICER
                                                      MAJESTIC STAR CASINO
                                                      (702) 388-2224

                          THE MAJESTIC STAR CASINO, LLC
                      ANNOUNCES SECOND QUARTER 2004 RESULTS

JULY 28, 2004, LAS VEGAS, NV - The Majestic Star Casino, LLC ("MSC") today announced financial results for the three-month and six-month periods ended June 30, 2004. MSC is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana ("Majestic Star"), and through its wholly owned subsidiary, Majestic Investor Holdings, LLC ("MIH"), two Fitzgeralds brand casinos located in Tunica, Mississippi ("Fitzgeralds Tunica" or with respect to the operating subsidiary "Barden Mississippi Gaming, LLC") and Black Hawk, Colorado ("Fitzgeralds Black Hawk" or with respect to the operating subsidiary "Barden Colorado Gaming, LLC"). MSC also provides management services to Barden Nevada Gaming, LLC ("BNG") for a fee. BNG is owned by Barden Development, Inc. ("BDI"), the parent of MSC. For comparative purposes, our 2003 financial results discussed in this press release are exclusive of the financial results of BNG, which was spun-off to BDI on December 31, 2003. Unless indicated otherwise, the "Company" refers to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Consolidated Results-Three Month Period Ended June 30, 2004

Net revenues for the three-month period ended June 30, 2004 were $71.7 million, compared to $65.5 million in the same three-month period last year, an increase of $6.2 million or 9.5%. The Company's higher net revenues were the result of strong growth at both Majestic Star and Fitzgeralds Black Hawk. Implementation and establishment of new marketing programs, focus on providing our casino guests with the newest and most appealing slot products and implementation of the latest slot technology all contributed to our strong revenue growth. Casino revenues increased to $70.6 million from $63.8 million in the year ago period.

For the three-month period ended June 30, 2004, the Company had net income of $2.9 million compared to a net loss of $1.6 million for the same period in 2003. The increase of approximately $4.5 million in net income, or 278.6%, from the prior year is primarily a result of our strong revenue growth as discussed above and a $2.1 million charge taken in the second quarter of 2003 for retroactive gaming taxes. This charge occurred when the State of Indiana clarified the start date for recognizing gaming taxes under the current tiered tax structure associated with the implementation of dockside gaming. Even though Majestic Star did not implement dockside gaming until August 5, 2002, Majestic Star,

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                2

along with all other Indiana casinos, was required to begin paying taxes under the tiered structure effective July 1, 2002, the effective date of the legislation allowing dockside gaming. From the period July 1, 2002 to August 4, 2002, Majestic Star was paying taxes at a rate of 22.5%, none of which was credited by the State of Indiana against the retroactive tax.

Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, other non-operating expenses (primarily non-usage fees on the credit facility)), adjusted for loss on investment in Buffington Harbor Riverboats, LLC (which is depreciation) and other non-recurring charges as identified in the table at the end of this press release reconciling net income (loss) to EBITDA and adjusted EBITDA. For the three-month period ended June 30, 2004 adjusted EBITDA was $15.4 million, compared to $13.7 million in the same period last year, an increase of $1.7 million or 12.2%. Property level EBITDA and adjusted EBITDA, which are measured before corporate allocations, increased at all three of our properties in the second quarter of 2004 over the same period in the prior year. See note 1 for a detailed explanation as to the usefulness and limitations of using EBITDA and adjusted EBITDA as a financial measure and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA.

Consolidated Results-Six Month Period Ended June 30, 2004

Net revenues for the six-month period ended June 30, 2004 were $144.0 million, compared to $132.3 million in the same six-month period last year, an increase of $11.7 million or 8.8%. Again, the Company's Majestic Star and Fitzgeralds Black Hawk properties drove the strong growth. The revenue drivers discussed above, along with greater promotional and complimentary efforts, better weather conditions, particularly in and around the Black Hawk area, and acceptance of our capital improvements contributed to our revenue growth. Casino revenues increased to $141.7 million from $129.1 million in the year ago period.

For the six-month period ended June 30, 2004, the Company had net income of $3.4 million compared to net income of $1.4 million for the same period in 2003. Impacting net income in the six-month period ended June 30, 2004 is a non-recurring charge at Majestic Star for retroactive property taxes. The charge, of $2.2 million, was taken in the first quarter of this year. Included in net income for the six-month period ended June 30, 2003 is the non-recurring $2.1 million charge for retroactive gaming taxes.

As a result of higher casino revenues in 2004, the Company's gaming and admission tax expense increased to $30.5 million for the six-month period, an increase of $3.8 million over the six-month period ended June 30, 2003 (exclusive of retroactive gaming taxes). Casino costs increased by $3.4 million to $45.4 million. Higher costs relate to greater levels of promotional activities and higher operating costs associated with the Company's higher casino revenues. General and administrative expenses increased $5.1 million principally due to the $2.2 million retroactive property tax charge, greater costs associated with the Buffington Harbor facility, greater current property taxes, principally at Majestic Star, and insurance costs.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                3

Interest expense declined by $1.7 million or approximately 10.4% in the six-month period ended June 30, 2004 as compared to the same period in 2003. The reduced interest expense is the result of refinancing substantially all of the Company's outstanding debt in October 2003.

For the six-month period ended June 30, 2004, adjusted EBITDA was $30.3 million, compared to $29.5 million in the same period last year, an increase of $0.8 million.

The Company ended the six-month period with $20.7 million of available cash. Total debt outstanding at June 30, 2004 was $321.5 million consisting of $260.0 million of 9-1/2% senior secured notes, $15.8 million (net of original issue discount) of 11.653% notes and $45.7 million drawn on the Company's $80.0 million credit facility. The Company spent $30.7 million on capital expenditures during the six-month period ended June 30, 2004, including $22.1 million for the purchase of 170 acres of property adjacent to Majestic Star and the Buffington Harbor facility, the construction of a new administration building at Majestic Star, the installation of new slot player tracking and marketing software at Fitzgeralds Tunica, and gaming and related equipment at all of our properties. The Company plans on spending up to an additional $9.2 million on capital expenditures in 2004, which is the remaining maximum amount allowed for the 2004 fiscal year under the covenants of the $80.0 million credit facility.

Majestic Star (property operations only)

Net revenues were $39.3 million for the three-month period ended June 30, 2004, an increase of $5.0 million or 14.6% over the same three-month period in 2003. Net revenues for the second quarter of 2004 represent the second best quarterly revenues in the history of the property. Net revenues were $79.2 million for the six-month period ended June 30, 2004 an increase of $9.0 million or 12.8% over the same period in the prior year. Contributing to the property's strong revenue performance was the successful implementation in March 2004 of an advertising campaign using former Chicago Bears player and coach Mike Ditka as the property's celebrity spokesperson, the re-branding of the property as the "Winning Place to Play", the establishment of a new players club loyalty program, the remodeling of our VIP lounge, the Monte Carlo Room, the opening of Don and Mike's Sports Bar in May and the outdoor festival park in June. The property also expanded the entertainment provided to its casino guests by offering nightly acts on the Star Stage.

Casino revenues at Majestic Star increased to $38.7 million and $77.9 million for the three- and six-month periods ended June 30, 2004 from $33.6 million and $68.9 million in the same periods in 2003. For the three- and six-month periods ended June 30, 2004, table game revenues increased 32.4% and 29.5%, respectively, and slot revenues increased 12.0% and 9.8%, respectively. Table games handle increased 22.2% and 14.6%, respectively during the second quarter and six-month period, and the table games win percentage improved to 16.1% in the second quarter from 14.8% in the same period last year, and year to date table games win percentage increased to 17.3% from 15.4% in

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                4

the same six-month period in the prior year. While our slot win percentages have remained consistent between current and prior year periods, our coin-in increased 12.1% during the second quarter of 2004 from the second quarter of 2003, and 9.1% for the six-month period ended June 30, 2004 from the similar prior year period. The property has seen its market share increase from 11.5% in December 2003 to 13.7% in June 2004. During the second quarter of 2004, Majestic Star's casino revenues grew by 15.2% while the overall northwest Indiana market grew 5.8%. Majestic Star's casino revenue growth during the second quarter of 2004 was number one in the northwest Indiana market.

Net loss, for the three- and six-month periods ended June 30, 2004 was $1.6 million and $5.4 million, respectively, compared to a net loss of $0.2 million for the three-months ended June 30, 2003 and a net income of $2.5 million for the six-months ended June 30, 2003. Contributing to Majestic Star's net loss during the three- and six-month periods ended June 30, 2004 is $3.2 million and $6.2 million, respectively, of additional interest expense as substantially all of the Company's debt now resides at Majestic Star. In the comparable periods, there was $151.8 million of debt on MIH's balance sheet, of which all but $16.3 million was purchased and retired by the Company in October 2003. Also, as explained under our consolidated results, Majestic Star's net income (loss) was impacted for the six-month period ended June 30, 2004 by a non-recurring charge of $2.2 million for retroactive property taxes and in both the three- and six-month periods ended June 30, 2003 by a non-recurring charge of $2.1 million for retroactive gaming taxes.

Adjusted EBITDA at Majestic Star was $7.8 million and $15.3 million for the three- and six-month periods ended June 30, 2004, compared to $7.4 million and $15.7 million for the three- and six-month periods ended June 30, 2003. Property management continues to review and implement cost reduction strategies. However, higher gaming taxes, as a result of our increased casino revenues, and increases in property taxes, the operating costs of the Buffington Harbor facility and parking garage lease expense all impacted our adjusted EBITDA. Property adjusted EBITDA margins (defined as adjusted EBITDA divided by net revenues) improved to 19.8% in the second quarter of 2004 from 18.9% in the first quarter of 2004. Adjusted EBITDA reflects property operations only, is exclusive of corporate overhead, and is adjusted for retroactive property taxes in 2004 and retroactive gaming taxes in 2003.

The City of Gary is about to begin construction of new roads, financed with public funds, which will provide more direct access to the Buffington Harbor facility, Majestic Star and the recently acquired 170 acres of property. Majestic Star continues to add more ticket in ticket out ("TITO") slot machines to its casino floor. At this time the casino floor has over 850 TITO slot machines, or approximately 53% of slot machines are equipped with this technology. The property is on track to have substantially all of its slot machines with TITO capabilities by year-end. During the quarter, Majestic Star replaced approximately 200 older slot machines with newer, more entertaining slot machines and expanded the total number of slot machines in operation by approximately 100 new games.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                5

Fitzgeralds Tunica (property only)

Net revenues were $22.4 million for the three-month period ended June 30, 2004, a decrease of $0.3 million or 1.5% over the same period in 2003. Net revenues were $45.8 million for the six-month period ended June 30, 2004, an increase of $0.2 million or 0.4% over the same period in the prior year. The market continues to display minimal growth and competition remains intense.

Casino revenues at Fitzgeralds Tunica increased to $21.6 million and $44.4 million, respectively for the three- and six-month periods ended June 30, 2004 from $21.4 million and $43.2 million in the same periods in 2003. For the three- and six-month periods ended June 30, 2004, table game revenues showed nominal decreases while slot revenues were up slightly.

The Tunica Riverpark was fully operational during the second quarter. Awareness of such park is growing and property management is refining its strategies to get park visitors into the property. The Tunica Riverpark is on the south side and adjacent to the Fitzgeralds Tunica property, and is owned and operated by Tunica County.

During the second quarter, property management successfully installed a new and enhanced slot player tracking and marketing system. This system will allow the property to better track and promote to its slot players. Slot machines are currently being converted from the old slot player tracking and marketing system to the new system. Once this process is completed, property management will begin converting selected slot machines to TITO. In addition, property management completed an expansion and remodel of a portion of the second floor gaming and public areas. The second floor now has a new guest services booth and cashiers cage, enlarged restrooms and additional casino square footage. On July 9, 2004, the property added 90 new slot machines in the expanded floor space.

Net income for the three- and six-month periods ended June 30, 2004 was $3.1 million and $7.1 million, respectively. This compares to net income of $3.1 million and $7.8 million for the three- and six-month periods ended June 30, 2003.

EBITDA at Fitzgeralds Tunica was $5.2 million and $11.3 million for the three- and six-month periods ended June 30, 2004, compared to $5.0 million and $11.6 million for the three- and six-month periods ended June 30, 2003. Fitzgeralds Tunica, by focusing on operating costs, was able to increase EBITDA in the second quarter of 2004 from the prior year quarter despite intense competition and lower revenues. EBITDA margins (defined as EBITDA divided by net revenues) improved to 23.4% in the second quarter of 2004 from 22.1% in the second quarter of 2003. EBITDA reflects property operations only and is exclusive of corporate overhead. There were no adjustments to EBITDA in the three- and six-month periods ended June 30, 2004 or the same periods in 2003.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                6

Fitzgeralds Black Hawk (property only)

Net revenues were $10.1 million for the three-month period ended June 30, 2004 an increase of $1.6 million or 18.3% over the same period in 2003. Net revenues were $18.9 million for the six-month period ended June 30, 2004 an increase of $2.5 million or 15.2% over the same prior year period. Net revenues for both the three- and six-month periods ended June 30, 2004 are property records. The significant increase in net revenues is attributable to expanded marketing programs and management's continued focus on maximizing yield on marketing and promotional activities, improved weather conditions from the first quarter of 2003, displacement of customers from a competitor that is undergoing remodeling and construction, and enhancements to our slot product.

Casino revenues at Fitzgeralds Black Hawk increased to $10.3 million and $19.3 million, respectively, for the three- and six-month periods ended June 30, 2004 from $8.8 million and $16.9 million, respectively, in the same periods in 2003. For the three- and six-month periods ended June 30, 2004, slot revenues increased 17.0% and 14.0%, respectively. Slot coin-in increased 8.7% and 9.7%, respectively, during the second quarter and six-month period.

During the past six months, property management has installed a new exterior sign package and has enhanced its slot machine offerings by introducing new penny and multi-denominational slots, and relocated the high limit room to a more favorable area of the casino floor. The property previously committed and is still on schedule to begin installing TITO on selected slot machines towards the latter part of the third quarter 2004.

Net income for the three- and six-month periods ended June 30, 2004 was $2.8 million and $4.8 million, respectively. This compares to net income of $1.7 million and $3.1 million for the three- and six-month periods ended June 30, 2003.

EBITDA at Fitzgeralds Black Hawk was $3.3 million and $5.8 million for the three- and six-month periods ended June 30, 2004, compared to $2.2 million and $3.9 million for the three- and six-month periods ended June 30, 2003. EBITDA margins continue to be strong, improving to 32.4% and 30.5%, respectively, compared to 25.2% and 23.9% in the three- and six-month periods ended June 30, 2003. EBITDA reflects property operations only and is exclusive of corporate overhead. There were no adjustments to EBITDA in the three- and six-month periods ended June 30, 2004 or the same periods in 2003.

On July 12, 2004, the Company issued a press release announcing the sale of Fitzgeralds Black Hawk for $66.0 million, subject to certain adjustments, to Legends Gaming, LLC, a Delaware limited liability company. The Company continues to evaluate its options for either reinvesting the proceeds into its Majestic Star or Fitzgeralds Tunica properties, investing in a new project in an emerging jurisdiction, making a strategic acquisition of an existing casino operation or some combination of the above. The Company intends to issue a press release when its best re-investment alternative has been determined.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                7

Forward Looking Statements

This press release contains forward looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to: the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility and our 9-1/2% notes; changes in our financial condition that may cause us to not be in compliance with the covenants contained within the indenture governing the 9-1/2% notes or the loan and security agreement governing the $80.0 million credit facility, and thus causing us to be in default with the trustee for the 9-1/2% notes and the lenders to the $80.0 million credit facility, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes, particularly in Indiana, as evidenced by the charge in the first quarter of 2004 for retroactive property taxes and the recent ruling in the Aztar case, which denied Aztar's deductions of taxes paid on its casino revenue on its Indiana state income tax return for which the Company's member faces similar issues; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission or otherwise.

For more information on these and other factors, see our most recently filed Form 10-K, Form 10-Q and Form 8-K.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                8

copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

The Company has scheduled a conference call for July 29, 2004 at 2:00 p.m. (Eastern Time) to discuss the three- and six-month periods ended June 30, 2004 results. The dial-in number is (800) 240-2134. The moderator will be Michael E. Kelly, Executive Vice President and Chief Operating Officer for the Company. A replay number will be available at (800) 405-2236, pass code 11004845, and such replay may be accessed until August 5, 2004. Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer at (702) 388-2224.

Financial/Statistical Tables, Consolidated Statement of Operations and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total.

The following tables reflect operating income, net revenues, casino revenues, gaming devices, win per gaming device and hotel statistical information (Fitzgeralds Tunica only), for the three- and six-month periods ended June 30, 2004 and June 30, 2003 at the Company's properties. Percentage increase (decrease) calculations are derived using the whole numbers rather than the rounded numbers.

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($ in millions, except for win per gaming unit)

                                               THREE MONTHS ENDED
                                                    JUNE 30,           INCREASE   % INCREASE
MAJESTIC STAR (PROPERTY ONLY)                   2004        2003      (DECREASE)  (DECREASE)
                                              --------    --------    ----------  ----------
Operating income                              $    5.3    $    3.3     $    2.0       57.8%
Net revenues                                  $   39.3    $   34.3     $    5.0       14.6%
Casino revenues                               $   38.7    $   33.6     $    5.1       15.2%
Slot revenues                                 $   31.8    $   28.4     $    3.4       12.0%
Table game revenues                           $    6.9    $    5.2     $    1.7       32.4%
Average number of slot machines                  1,564       1,545           19        1.2%
Average win per slot machine per day          $  223.0    $  201.9     $   21.1       10.5%
Average number of table games                       50          54           (4)      -6.9%
Average win per table game per day            $1,518.0    $1,067.8     $  450.2       42.2%

                                                SIX MONTHS ENDED
                                                    JUNE 30,           INCREASE   % INCREASE
MAJESTIC STAR (PROPERTY ONLY)                   2004        2003      (DECREASE)  (DECREASE)
                                              --------    --------    ----------  ----------
Operating income                              $    8.1    $    9.6     $   (1.5)     -15.8%
Net revenues                                  $   79.2    $   70.2     $    9.0       12.8%
Casino revenues                               $   77.9    $   68.9     $    9.0       13.0%
Slot revenues                                 $   63.4    $   57.7     $    5.7        9.8%
Table game revenues                           $   14.5    $   11.2     $    3.3       29.5%
Average number of slot machines                  1,535       1,544           (9)      -0.6%
Average win per slot machine per day          $  227.0    $  206.7     $   20.3        9.8%
Average number of table games                       50          55           (5)      -8.8%
Average win per table game per day            $1,593.0    $1,128.0     $  465.0       41.2%

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               10

($ in millions, except for win per gaming unit and hotel average daily rate)

                                               THREE MONTHS ENDED
                                                    JUNE 30,           INCREASE   % INCREASE
FITZGERALDS TUNICA (PROPERTY ONLY)              2004        2003      (DECREASE)  (DECREASE)
                                              --------    --------    ----------  ----------
Operating income                              $    3.1    $    3.1     $   (0.0)      -0.8%
Net revenues                                  $   22.4    $   22.7     $   (0.3)      -1.5%
Casino revenues                               $   21.6    $   21.4     $    0.2        0.9%
Slot revenues                                 $   19.6    $   19.4     $    0.2        1.4%
Table game revenues                           $    2.0    $    2.0     $      -       -3.3%
Average number of slot machines                  1,335       1,350          (15)      -1.1%
Average win per slot machine per day          $  161.8    $  157.8     $    4.0        2.5%
Average number of table games                       34          34            -        0.0%
Average win per table game per day            $  639.7    $  661.3     $  (21.6)      -3.3%
Hotel occupancy                                   95.8%       92.3%         3.5%       3.8%
Hotel average daily rate                      $  43.22    $  46.19     $  (2.97)      -6.4%

                                                SIX MONTHS ENDED
                                                    JUNE 30,           INCREASE   % INCREASE
FITZGERALDS TUNICA (PROPERTY ONLY)              2004        2003      (DECREASE)  (DECREASE)
                                              --------    --------    ----------  ----------
Operating income                              $    7.1    $    7.8     $   (0.7)      -9.2%
Net revenues                                  $   45.8    $   45.6     $    0.2        0.4%
Casino revenues                               $   44.4    $   43.2     $    1.2        2.7%
Slot revenues                                 $   40.4    $   39.0     $    1.4        3.6%
Table game revenues                           $    4.0    $    4.2     $   (0.2)      -4.8%
Average number of slot machines                  1,341       1,349           (8)      -0.6%
Average win per slot machine per day          $  165.7    $  160.0     $    5.7        3.6%
Average number of table games                       34          34            -        0.0%
Average win per table game per day            $  643.1    $  679.1     $  (36.0)      -5.3%
Hotel occupancy                                   95.2%       91.3%         3.9%       4.3%
Hotel average daily rate                      $  43.85    $  46.68     $  (2.83)      -6.1%

($ in millions, except for win per gaming unit)

                                               THREE MONTHS ENDED
                                                    JUNE 30,
FITZGERALDS BLACK HAWK (PROPERTY ONLY)          2004        2003       INCREASE   % INCREASE
                                              --------    --------     --------   ----------
Operating income                              $    2.8    $    1.7     $    1.1       60.9%
Net revenues                                  $   10.1    $    8.5     $    1.6       18.3%
Casino revenues                               $   10.3    $    8.8     $    1.5       17.1%
Slot revenues                                 $   10.1    $    8.6     $    1.5       17.0%
Table game revenues                           $    0.2    $    0.2     $    0.0       22.0%
Average number of slot machines                    600         592            8        1.4%
Average win per slot machine per day          $  184.2    $  159.8     $   24.4       15.3%
Average number of table games                        6           6            -        0.0%
Average win per table game per day            $  372.8    $  305.6     $   67.2       22.0%

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

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               11

($ in millions, except for win per gaming unit)

                                                SIX MONTHS ENDED
                                                    JUNE 30,
FITZGERALDS BLACK HAWK (PROPERTY ONLY)          2004        2003       INCREASE   % INCREASE
                                              --------    --------     --------   ----------
Operating income                              $    4.8    $    3.1     $    1.7       55.6%
Net revenues                                  $   18.9    $   16.4     $    2.5       15.2%
Casino revenues                               $   19.3    $   16.9     $    2.4       14.5%
Slot revenues                                 $   18.9    $   16.6     $    2.3       14.0%
Table game revenues                           $    0.4    $    0.3     $    0.1       36.2%
Average number of slot machines                    600         592            8        1.4%
Average win per slot machine per day          $  173.1    $  154.7     $   18.4       11.9%
Average number of table games                        6           6            -        0.0%
Average win per table game per day            $  389.7    $  287.7     $  102.0       35.5%

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

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               12

THE MAJESTIC STAR CASINO, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

                                              FOR THE THREE MONTHS ENDED           FOR THE SIX MONTHS ENDED
                                                       JUNE 30,                             JUNE 30,
                                             -----------------------------       ------------------------------
                                                 2004             2003               2004              2003
                                             ------------     ------------       -------------     ------------
REVENUES
    Casino                                   $ 70,609,286     $ 63,802,275       $ 141,651,789     $129,058,478
    Rooms                                       1,919,669        1,960,836           3,793,506        3,886,505
    Food and beverage                           3,124,713        3,142,537           6,469,173        6,362,735
    Other                                       1,155,236        1,049,370           2,214,880        1,984,535
                                             ------------     ------------       -------------     ------------
      Total                                    76,808,904       69,955,018         154,129,348      141,292,253
    Less promotional allowances                 5,087,860        4,480,749          10,115,635        8,961,707
                                             ------------     ------------       -------------     ------------
      Net                                      71,721,044       65,474,269         144,013,713      132,330,546
                                             ------------     ------------       -------------     ------------

COSTS AND EXPENSES
    Casino                                     22,264,933       21,656,312          45,372,451       41,933,831
    Rooms                                         467,054          660,398             932,296        1,263,235
    Food and beverage                           1,376,421        1,378,337           2,833,863        2,678,940
    Other                                         323,551          267,487             565,084          519,658
    Gaming taxes                               15,327,424       15,166,124          30,511,538       28,741,745
    Advertising and promotion                   4,183,041        3,565,906           7,932,297        7,267,844
    General and administrative                 10,308,799        9,327,378          23,734,381       18,646,500
    Corporate expenses                            874,680          777,843           1,680,286        1,661,030
    Economic Incentive - City of Gary           1,159,082        1,011,164           2,336,237        2,071,411
    Depreciation and amortization               4,595,487        4,400,462           9,095,333        8,796,965
    Loss on investment in Buffington
      Harbor Riverboats, LLC                      625,507          595,159           1,238,348        1,199,180
    Loss (gain) on sale of assets                  18,302           (8,762)             19,357          100,958
                                             ------------     ------------       -------------     ------------
      Total                                    61,524,281       58,797,808         126,251,471      114,881,297
                                             ------------     ------------       -------------     ------------

Operating income                               10,196,763        6,676,461          17,762,242       17,449,249
                                             ------------     ------------       -------------     ------------

OTHER INCOME (EXPENSE)
    Interest income                                 5,289           26,266              10,403           62,008
    Interest expense                           (7,196,240)      (7,955,890)        (14,254,285)     (15,911,688)
    Other expense                                 (95,639)         (46,640)           (123,847)         (94,454)
                                             ------------     ------------       -------------     ------------
      Total other expense                      (7,286,590)      (7,976,264)        (14,367,729)     (15,944,134)
                                             ------------     ------------       -------------     ------------

Income (loss) from continuing
    operations                                  2,910,173       (1,299,803)          3,394,513        1,505,115

DISCONTINUED OPERATIONS
    Loss on Barden Nevada Gaming, LLC                   -         (329,694)                  -          (99,395)
                                             ------------     ------------       -------------     ------------

NET INCOME (LOSS)                            $  2,910,173     $ (1,629,497)      $   3,394,513     $  1,405,720
                                             ============     ============       =============     ============

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

MAJESTIC STAR ANNOUNCES EARNINGS RESULTS                                      13

Note 1: EBITDA and adjusted EBITDA are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believe that some investors and lenders consider EBITDA and adjusted EBITDA to be a useful measure in determining the Company's ability to service or incur debt and for estimating the Company's underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs such as the charge at Majestic Star for retroactive property and gaming taxes. The Loan and Security Agreement governing the Company's $80.0 million credit facility requires that the Company maintain certain minimum EBITDA and adjusted EBITDA levels. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA is presented below.

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

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               14

THE MAJESTIC STAR CASINO, LLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

                                                 For the Three Months                 For the Six Months
                                                     Ended June 30,                      Ended June 30,
                                                 2004             2003               2004              2003
                                             ------------     ------------       -------------     ------------
MAJESTIC STAR
Net (loss) income                            $ (1,563,957)    $   (229,111)      $  (5,363,839)    $  2,456,735
Interest expense, net                           6,719,076        3,518,516          13,300,614        7,038,797
Depreciation and amortization                   1,880,122        1,394,607           3,792,530        2,808,702
Other non-operating expenses (1)                   95,639           37,219             123,847           75,554
                                             ------------     ------------       -------------     ------------
EBITDA                                       $  7,130,880     $  4,721,231       $  11,853,152     $ 12,379,788
Loss on investment in BHR (2)                     625,507          595,159           1,238,348        1,199,180
Retroactive Gaming Tax Charge (3)                       -        2,071,850                   -        2,071,850
Retroactive Property Tax Charge (4)                     -                -           2,234,503                -
                                             ------------     ------------       -------------     ------------
Adjusted EBITDA                              $  7,756,387     $  7,388,240       $  15,326,003     $ 15,650,818
                                             ============     ============       =============     ============

FITZGERALDS TUNICA
Net income                                   $  3,052,989     $  3,079,170       $   7,071,542     $  7,786,719
Interest income, net                               (1,991)          (3,358)             (4,724)          (6,645)
Depreciation and amortization                   2,174,788        1,928,336           4,234,206        3,833,304
                                             ------------     ------------       -------------     ------------
EBITDA                                       $  5,225,786     $  5,004,148       $  11,301,024     $ 11,613,378
                                             ============     ============       =============     ============

FITZGERALDS BLACK HAWK
Net income                                   $  2,800,696     $  1,740,374       $   4,842,886     $  3,113,363
Depreciation and amortization                     471,238          411,700             929,475          823,402
                                             ------------     ------------       -------------     ------------
EBITDA                                       $  3,271,934     $  2,152,074       $   5,772,361     $  3,936,765
                                             ============     ============       =============     ============

MAJESTIC INVESTOR HOLDINGS
Net loss                                     $   (504,875)    $ (5,112,393)      $  (1,475,790)    $(10,190,672)
Interest expense, net                             473,866        4,414,466             947,992        8,817,528
Depreciation and amortization                      69,339          665,819             139,122        1,331,557
Other non-operating expenses (1)                        -            9,421                   -           18,900
                                             ------------     ------------       -------------     ------------
EBITDA                                       $     38,330     $    (22,687)      $    (388,676)    $    (22,687)
                                             ============     ============       =============     ============

TOTAL CONSOLIDATED
Net income (loss) - property operations (6)  $  3,784,853     $   (851,654)      $   5,074,799     $  3,066,750
Corporate allocation                             (874,680)        (777,843)         (1,680,286)      (1,661,030)
                                             ------------     ------------       -------------     ------------
Net income (loss) - consolidated             $  2,910,173     $ (1,629,497)      $   3,394,513     $  1,405,720
Interest expense, net                           7,190,951        7,929,624          14,243,882       15,849,680
Depreciation and amortization                   4,595,487        4,400,462           9,095,333        8,796,965
Other non-operating expenses (1)                   95,639           46,640             123,847           94,454
                                             ------------     ------------       -------------     ------------
EBITDA - property operations                 $ 14,792,250     $ 10,747,229       $  26,857,575     $ 26,146,819
Loss on investment in BHR (2)                     625,507          595,159           1,238,348        1,199,180
Loss from discontinued operations (5)                   -          329,694                   -           99,395
Retroactive Gaming Tax Charge (3)                       -        2,071,850                   -        2,071,850
Retroactive Property Tax Charge (4)                     -                -           2,234,503                -
                                             ------------     ------------       -------------     ------------
Adjusted EBITDA - total company              $ 15,417,757     $ 13,743,932       $  30,330,426     $ 29,517,244
                                             ============     ============       =============     ============

Notes:

     (1)  Non-usage fees on the Company's Credit Facilities.

     (2)  Represents depreciation expense from Buffington Harbor Riverboats,
          LLC.

     (3)  Non-recurring gaming tax assessment in June 2003.

     (4)  Non-recurring property tax liabilities related to 2002 and 2003.

     (5) Loss on operations of Barden Nevada Gaming, LLC, which was spun-off to Barden Development, Inc.

     (6) The Net income (loss)-property operations for the three- and six-months ended June 30, 2003 contain the net loss for Barden Nevada Gaming, LLC. The net loss for the three-months ended June 30, 2003 is $329,694. The loss for the six-months ended June 30, 2003 is $99,395. These amounts are added back below in calculating Adjusted EBITDA - total company.